As filed with the Securities and Exchange Commission on March 26, 2007
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Orbital Sciences Corporation
(Exact name of registrant as specified in its charter)

Delaware	06-1209561
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Susan Herlick, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Eve N. Howard, Esq.
John B. Beckman, Esq.
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum Offering	Proposed
Title of Each Class of	Amount to be	Price	Maximum Aggregate	Amount of
Securities to be Registered	Registered	per Unit	Offering Price (1)	Registration Fee
2.4375% Convertible Senior Subordinated Notes due 2027	$143,750,000	100%	$143,750,000	$4,413.13
Common shares, par value $0.01 per share(2)	7,634,088(3)	—	—	—(4)
Totals	—	—	$143,750,000	$4,413.13

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each share is accompanied by a preferred share purchase right pursuant to a rights agreement between Orbital Sciences Corporation and BankBoston N.A., as rights agent.

(3)	The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash (the “principal return”), and (ii) if the conversion value is greater than the principal return, pay an amount with a value equal to the difference between the conversion value and the principal return, which we refer to as the “net amount,” which net amount may be paid, at our option, in cash, common shares or a combination of cash and common shares. As a result of this net amount settlement feature, we are unable to determine at this time if any common shares will be issuable upon conversion. Because of this uncertainty, we have elected to register the maximum number of common shares of Orbital Sciences Corporation that could be issuable upon conversion of the notes at the maximum conversion rate of 53.1067 common shares per $1,000 principal amount of notes. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional common shares that may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions of the notes.

(4)	Pursuant to Rule 457(i) of the Securities Act, there is no additional filing fee payable with respect to the common shares issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS

$143,750,000

Orbital Sciences Corporation
2.4375% Convertible Senior Subordinated Notes due 2027
and Common Shares Issuable Upon Conversion Thereof

We issued a total of $143.75 million aggregate principal amount of our 2.4375% Convertible Senior Subordinated Notes due 2027 in a private placement completed in December 2006. This prospectus covers resales of the notes and our common shares issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or the common shares by the selling securityholders.

The notes bear interest at the rate of 2.4375% per year, payable on January 15 and July 15 of each year, beginning July 15, 2007. The notes will mature on January 15, 2027. We may not redeem the notes prior to January 21, 2014. However, on or after January 21, 2014, we may redeem the notes in whole or in part for cash at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any). On January 15, 2014, January 15, 2017 and January 15, 2022, as well as following the occurrence of a fundamental change, holders may require us to repurchase notes in whole or in part for cash at 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any). We issued the notes only in registered form in denominations of $1,000.

The notes are convertible into our common shares, par value $0.01 per share, which we refer to as the “common shares,” at any time on or after January 15, 2026, but prior to the close of business on the second business day prior to the stated maturity date, and also under the following circumstances: (i) if the closing sale price of the common shares reaches a specified threshold over a specified time period; (ii) if the trading price of the notes is below a specified threshold for a specified time period; (iii) if the notes have been called for redemption; or (iv) upon the occurrence of the specified transactions described in this prospectus. Upon conversion of notes we will deliver cash and common shares, if any, with an aggregate value, which we refer to as the “conversion value,” equal to the conversion rate multiplied by the average price (as defined in this prospectus) of common shares as follows: (i) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the converted notes and (b) the conversion value; and (ii) if the conversion value is greater than the principal return, an amount with a value equal to the difference between the conversion value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, common shares or a combination of cash and common shares.

The initial conversion rate for each $1,000 principal amount of notes is 40.8513 common shares. This is equivalent to an initial conversion price of approximately $24.48 per common share. For a discussion of the circumstances in which the conversion rate will be subject to adjustment, see “Description of Notes — Conversion Rate Adjustments” in this prospectus. In addition, if certain fundamental changes occur prior to January 21, 2014, and a holder elects to convert notes in connection with such fundamental change, we will increase the conversion rate in connection with such conversion. Our common shares are listed on the New York Stock Exchange under the symbol “ORB.” On March 23, 2007, the last reported sale price for our common shares on the New York Stock Exchange was $18.59 per share.

The notes are our general unsecured senior subordinated obligations and rank junior in right of payment to all of our other existing and future senior debt, including obligations under our amended and restated credit agreement.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes are designated for trading in The PORTAL Marketsm of the National Association of Securities Dealers, Inc. Pursuant to a registration rights agreement, we agreed to file this shelf registration statement permitting the resale of the notes and the common shares, if any, issued upon the conversion of the notes. If we fail to comply with specified obligations under the registration rights agreement, additional interest will be payable on the notes.

The selling securityholders identified in this prospectus may offer from time to time up to $143.75 million aggregate principal amount of the notes and our common shares issuable upon conversion of the notes. The notes and our shares of common stock may be offered in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal; or through a combination of such methods of sale. See “Plan of Distribution” on page 57 for additional information on the methods of sale.

INVESTING IN THESE SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS, AS WELL AS THE RISK FACTORS RELATING TO OUR BUSINESS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 26, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling securityholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more securityholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” mean, collectively, Orbital Sciences Corporation and its subsidiaries and their predecessors. All references to “common shares” refer to our common stock, par value $.01 per share.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room
100 F. Street, N.E.
Room 1580
Washington, DC 20549

You may also obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.

Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information into this prospectus. This means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under

Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offering of the notes and the common shares covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006.

•	Our Definitive Proxy Statement on Schedule 14A filed on March 13, 2007.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating that description.

You may obtain copies of documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the telephone number listed below:

Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
Attention: General Counsel

Readers should rely on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor, in certain circumstances, for certain forward-looking statements made by us or on our behalf. All statements other than those of historical facts included or incorporated by reference in this prospectus, including those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results, are forward-looking statements. These “forward-looking statements” involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance.

The following are some of the factors that could cause actual results to differ materially from information contained in our forward-looking statements:

•	our ability to satisfy future capital and operating requirements;

•	whether the U.S. government terminates or suspends our contracts;

•	whether we are able to realize our backlog of orders, including backlog we consider firm backlog;

•	whether there is continued U.S. government support and funding for key space and defense programs;

•	whether our innovative products experience failures or malfunctions;

•	our ability to timely fund and implement innovative and novel technologies involving complex systems in a cost-effective manner in the face of rapidly changing technology;

•	the establishment and expansion of commercial markets and customer acceptance of our products;

•	the effects that competition may have on our ability to win new contracts;

•	the outcome and potential effects on our business of the ongoing U.S. government investigation which we believe is focused on contracting matters related to certain U.S. government launch vehicle programs;

•	the effect on our business of subsidization by foreign countries of our foreign competitors or the imposition of other protectionist measures; and

•	the other risks and uncertainties as are described below, and as are described in our Annual Report on Form 10-K for the year ended December 31, 2006, and as may be detailed from time to time in our public filings with the SEC.

Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any changes in its expectations or any change in events, conditions or circumstances on which any statement is based.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference herein. Prospective investors are urged to read this prospectus and the documents incorporated by reference herein in their entirety. Unless the context indicates otherwise, the terms “we,” “our,” “us,” “Orbital” and the “Company” mean, collectively, Orbital Sciences Corporation and its subsidiaries and their predecessors.

Our Company

We develop and manufacture small rockets and space systems for commercial, military and civil government customers, including the U.S. Department of Defense (“DoD”), the National Aeronautics and Space Administration (“NASA”) and other U.S. government agencies. Our primary products and services include the following:

•	Launch Vehicles. Rockets that are used as interceptor and target vehicles for missile defense systems, small-class space launch vehicles that place satellites into Earth orbit, and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

•	Satellites and Space Systems. Earth-orbiting satellites, interplanetary spacecraft and related systems for communications, remote sensing, scientific and military missions, satellite subsystems and space-related technical services.

•	Transportation Management Systems. Software-based transportation management systems for public transit agencies and private vehicle fleet operators.

Our general strategy is to develop and expand a core integrated business of space and launch systems technologies and products, focusing on the design and manufacturing of affordable lightweight rockets, small satellites and other space systems in order to establish and expand positions in niche markets that have not typically been emphasized by our larger competitors. Another part of our strategy is to seek customer contracts that will fund the development of enhancements to our existing launch vehicle and space systems product lines. As a result of our capabilities and experience in designing, developing, manufacturing and operating a broad range of small rockets and space systems, we believe we are well positioned to capitalize on the demand for small space-technology systems in missile defense, space-based military and intelligence operations, and commercial satellite communications programs, and to take advantage of government-sponsored initiatives for space-based scientific research and lunar and planetary exploration initiatives.

Orbital was incorporated in Delaware in 1987 to consolidate the assets, liabilities and operations of two entities established in 1982 and 1983.

Our executive offices are located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, and our telephone number is (703) 406-5000. Our Internet website is located at www.orbital.com.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each indicated period.

	For the Years Ended December 31,
	Pro Forma		2006		2005		2004		2003		2002
	2006

Earnings to fixed charges	9.1	x	3.2	x	3.7	x	3.4	x	0.7	x	1.6x

For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations and fixed charges. Earnings are also adjusted to exclude allocated (gains) losses of equity investees. Fixed charges consist of interest expense, debt extinguishment expense and a portion of rental expense (deemed by management to be representative of the interest factor of rental payments).

The pro forma calculation for 2006 is provided to show the impact that the notes would have had if they had been issued prior to January 1, 2006 rather than in December 2006, using the proceeds of the issuance to extinguish all but $0.5 million of our former 9% senior notes.

The Notes

This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see the section entitled “Description of Notes” in this prospectus. In this portion of the summary, the terms “we,” “us,” “our” and the “Company” refer to Orbital Sciences Corporation and not to any of its subsidiaries.

Issuer	Orbital Sciences Corporation

Notes Offered	$143.75 million aggregate principal amount of 2.4375% Convertible Senior Subordinated Notes due 2027.

Ranking of Notes	The notes are our unsecured, senior subordinated obligations. The payment of the principal of and interest on the notes is subordinated in right of payment to the prior payment in full in cash of our existing and future senior indebtedness, including obligations under our senior credit facility.

The notes also rank equally in express right of payment with our existing and future senior subordinated indebtedness and senior to any of our existing and future junior subordinated indebtedness. The notes also rank effectively junior to our secured indebtedness (including obligations under our amended and restated credit agreement) to the extent of the underlying collateral.

Interest	The notes bear interest at a rate of 2.4375% per year. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2007.

Maturity	The notes will mature on January 15, 2027 unless previously redeemed, repurchased or converted in accordance with their terms prior to such date.

Redemption of Notes at Our Option	Prior to January 21, 2014, we may not redeem the notes. However, on or after January 21, 2014, we may redeem the notes in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice to holders of the notes, for cash equal to 100% of the principal amount of the notes to be redeemed plus any unpaid interest (including additional interest, if any) accrued to the redemption date.

Repurchase of Notes at Each Holder’s Option on Certain Dates	Holders of notes may require us to repurchase their notes in whole or in part on January 15, 2014, January 15, 2017 and January 15, 2022 for cash equal to 100% of the principal amount of the notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued up to, but excluding, the repurchase date.

Repurchase of Notes at Each Holder’s Option Upon Fundamental Change	If at any time the Company undergoes a fundamental change, holders of notes may require us to repurchase their notes in whole or in part for cash equal to 100% of the principal amount of the notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued to the repurchase date.

Conversion Rights	Holders may surrender their notes for conversion for cash, or a combination of cash and common shares, at our option, at the applicable conversion rate, at any time on or after January 15, 2026, but prior to the close of business on the second business day immediately preceding the stated maturity date, and also under any of the following circumstances:

• during any calendar quarter beginning after March 31, 2007 (and only during such calendar quarter), if, and only if, the closing sale price of our common shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 130% of the conversion price per common share in effect on the applicable trading day;

• during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the notes was less than 98% of the product of the closing sale price of our common shares multiplied by the applicable conversion rate;

• if the notes have been called for redemption, at any time prior to the close of business on the third business day prior to the redemption date; or

• upon the occurrence of specified transactions described under “Description of Notes — Conversion Rights” in this prospectus.

By delivering to the holder cash and common shares, if any, we will satisfy our obligations with respect to the notes tendered for conversion. Accordingly, upon conversion of a note, accrued and unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Conversion Rate	The initial conversion rate for each $1,000 principal amount of notes is 40.8513 common shares, payable in cash or, at our election, common shares, as described under “Description of Notes — Conversion Settlement” in this prospectus. This is equivalent to an initial conversion price of approximately $24.48 per common share. In addition, if certain fundamental changes occur prior to January 21, 2014 and a holder elects to convert notes in connection with any such transaction, we will increase the conversion rate in connection with such conversion by a number of additional common shares based on the date such transaction becomes effective and the price paid per common share in such transaction as described under “Description of Notes — Conversion Rights — Make Whole Upon Fundamental Change” in this prospectus. The conversion rate may also be adjusted under certain other circumstances but will not be adjusted for accrued and unpaid interest on the notes. See “Description of Notes — Conversion Rate Adjustments” in this prospectus.

Conversion Settlement	Upon conversion of notes we will deliver cash or, at our election, a combination of cash and common shares, with an aggregate value, which we refer to as the “conversion value,” equal to the conversion rate multiplied by the average price of common shares as follows: (i) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the converted notes and (b) the conversion value and (ii) if the conversion value is greater than the principal return, an amount with a value equal to the difference between the conversion value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, common shares or a combination of cash and common shares. We refer to any cash delivered upon a conversion of notes as part of the net amount as the “net cash amount” and we refer to any common shares delivered upon a conversion of notes as the “net shares.” Any portion of the net amount we elect to issue as net shares will be equal to the sum of the daily share amounts (calculated as described under “Description of Notes — Conversion Settlement” in this prospectus) for each trading day in the 10 consecutive trading-day period referred to below, except that we will pay cash in lieu of any fractional common shares issuable, at our option, as net shares based on the average price of common shares.

The “average price” of common shares will be equal to the average of the closing sale prices of common shares over the 10 consecutive trading-day period commencing on the third trading day following the date the notes are tendered for conversion.

We will pay the principal return and cash for fractional shares, and deliver net shares or pay the net cash amount, as applicable, to holders upon a conversion of their notes no later than the third business day following the last trading day of the 10 consecutive trading-day period referred to above.

No Shareholder Rights for Holders of Notes	Holders of notes, as such, do not have any rights as shareholders of the Company (including, without limitation, voting rights and rights to receive dividends or other distributions on our common shares).

Registration Rights	We have agreed to file with the SEC within 120 calendar days after the original issuance of the notes, and to use our reasonable best efforts to cause to become effective within 180 calendar days after the original issuance of the notes, this shelf registration statement, or otherwise make a shelf registration statement available, with respect to the resale of the notes and the common shares that may be issuable upon conversion of the notes. See “Description of Notes — Registration Rights; Additional Interest” in this prospectus.

If we fail to comply with specified obligations under the registration rights agreement, additional interest will be payable on the notes. See “Description of Notes — Registration Rights; Additional Interest” in this prospectus.

Trading	The notes are designated for trading on The PORTALsm Market. The notes sold using this prospectus, however, will no longer be eligible for trading on The PORTALsm Market. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange or for quotation on any automated dealer quotation system. Our common shares are listed on the New York Stock Exchange under the symbol “ORB.”

Book-Entry Form	The notes are issued in book-entry form only and are represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in a global certificate representing the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances described in “Description of Notes — Book-Entry System.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the common shares offered by this prospectus.

Material Federal Income Tax Considerations	The notes and the common shares that may be issuable upon conversion of the notes are subject to special and complex U.S. federal income tax rules. Prospective investors are strongly urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common shares for which the notes, in certain circumstances, are convertible. See “Material Federal Income Tax Considerations” in this prospectus.

Risk Factors	You should read carefully the “Risk Factors” beginning on page 6 of this prospectus, as well as the risk factors relating to our business that are incorporated by reference in this prospectus, for certain considerations relevant to an investment in the notes and the common shares into which the notes, in certain circumstances, are convertible.

RISK FACTORS

You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus, before making a decision to invest in the notes and common shares into which the notes, in certain circumstances, are convertible. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of the notes and common shares into which the notes, under certain circumstances, are convertible could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and in the documents incorporated herein by reference.

Risks Related to the Notes and Common Stock

The notes are unsecured and subordinated in right of payment to our senior debt, including our senior credit facility, and effectively subordinated in right of payment to our secured indebtedness.

The notes are our unsecured, senior subordinated obligations. The payment of the principal of, and interest on, the notes is subordinated in right of payment to the prior payment in full in cash of our existing and future senior indebtedness, including obligations under our senior credit facility. The notes also rank equally in express right of payment with our existing and future senior subordinated indebtedness and senior to any of our existing and future junior subordinated indebtedness. The notes also rank effectively junior to our secured indebtedness (including obligations under our senior credit facility) to the extent of the underlying collateral.

As a result of such subordination, in the event of our insolvency, bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our secured lenders will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, such lenders will have a prior claim on our assets. In that event, because the notes are not secured by any of our assets, it is possible that there will be no assets from which claims of holders of the notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As of December 31, 2006, we had approximately $144 million of outstanding senior and senior subordinated indebtedness (including the notes) and no outstanding senior secured indebtedness under our senior credit facility.

In addition, we will also be prohibited from making any payments on the notes if any of our designated senior indebtedness is not paid when due or has been declared due and payable because of a default. In addition, in the event of certain other defaults in respect of our designated senior indebtedness, we may be prohibited from making payments on the notes. See “Description of Notes — Subordination of the Notes.”

Our senior credit facility contains covenants that significantly restrict our operations.

Our senior credit facility contains covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. These covenants place restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make certain acquisitions or investments;

•	use assets as security in other transactions;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds; and

•	create liens on our assets.

Our senior credit facility may restrict your ability to convert your notes into cash and/or shares of our common stock or to cause us to repurchase the notes.

Your ability to convert your notes into cash and/or shares of our common stock or to cause us to repurchase the notes, if any, may be affected by the limitations imposed by our current senior credit facility and by any limitations we may have in any other credit facilities or indebtedness we may incur in the future. Under our current senior credit facility, our ability to pay any settlement amounts with respect to any conversion of the notes, repurchase of the notes or redemption of the notes will be restricted if there is an event of default or if we are not in compliance with the financial covenants under such senior credit facility.

We may not have the cash necessary to pay the principal return and any net amount upon a conversion of notes or to repurchase the notes on specified dates or following certain fundamental change transactions.

Upon a conversion of notes in accordance with their terms, we will be required to pay the principal return of such notes in cash. Furthermore, there may be circumstances that prevent the issuance of shares of our common stock for all or any portion of any net amount deliverable upon a conversion of notes, thereby requiring us to satisfy our net amount obligation in cash. Holders of notes also have the right to require us to repurchase the notes for cash on January 15, 2014, January 15, 2017 and January 15, 2022 or at any time upon the occurrence of certain fundamental change transactions. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay the principal return and any such net cash amount or make the required repurchase of notes, as the case may be, in cash at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms. In addition, our ability to pay the principal return and any such net cash amount or make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. However, our failure to pay the principal return and any such net cash amount or make the required repurchase, as the case may be, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases.

We cannot assure you that an active trading market for the notes will develop.

The notes are a new issue of securities for which there is currently no established trading market. The notes are designated for trading on The PORTALsm Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTALsm Market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation on any automated quotation system. The absence of a trading market may diminish the ability of the holders of the notes to sell their notes or reduce the price at which the holders would be able to sell their notes.

Our stock price, and therefore the price of the notes, may fluctuate significantly.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for non-convertible debt securities that we issue. Among the factors that could affect our common stock price are those discussed in the risk factors in the documents incorporated by reference in this prospectus, as well as:

•	interest rate volatility;

•	variations in our operating results;

•	federal or state legislative, licensing or regulatory changes;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	general market conditions;

•	domestic and international factors unrelated to our performance;

•	future sales of our equity or equity linked securities; and

•	hedging or arbitrage trading.

In addition, we may purchase additional shares of our common stock pursuant to our share repurchase program. These purchases may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock.

The conditional conversion feature of the notes could result in your not receiving the value of the common stock into which the notes would otherwise be convertible.

The notes are convertible into cash and shares of our common stock only if specific conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which your notes would otherwise be convertible. The contingent conversion feature could also adversely affect the value of the trading prices of the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants to afford protection to holders of the notes in the event of a fundamental change involving us.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

If we adjust the conversion rate, you may have to pay taxes with respect to amounts that you may not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” If the conversion rate is adjusted, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you may not actually receive any distribution. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable distribution to you, notwithstanding the fact that you may not receive a cash payment. See “Material Federal Income Tax Considerations — U.S. Holders — Adjustment of Conversion Price.”

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

Upon conversion of the notes, we will deliver cash equal to the lesser of the aggregate principal amount of the notes to be converted and their conversion value, and common stock or cash in respect of the excess, if any, of conversion value over principal return. If we issue common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if, when and to the extent we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The additional shares of common stock payable on notes converted in connection with certain fundamental change transactions may not adequately compensate you for any lost option time value of your notes as a result of such fundamental change transactions.

If certain fundamental change transactions occur at any time after the date of issuance of the notes, we will increase the conversion rate on notes converted in connection with such fundamental change transaction by a number of additional shares of our common stock. The number of such additional shares of common stock will be determined based on the date on which the fundamental change transaction becomes effective and the price paid per share of our common stock in the fundamental change transaction as described below under “Description of Notes — Conversion Rights — Conversion upon Specified Transactions.” While the increase in the conversion rate upon conversion is designed to compensate you for any lost option time value of your notes as a result of such fundamental change transactions, such increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change transaction is less than the common stock price at the date of issuance, there will be no such increase in the conversion rate.

The repurchase rights in the notes triggered by a fundamental change could discourage a potential acquirer.

The repurchase rights in the notes triggered by a fundamental change, as described under the heading “Description of Notes — Repurchase at Option of the Holder Upon a Fundamental Change,” could discourage a potential acquirer. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Upon conversion of the notes, you may receive fewer proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the conversion value of your notes is determined.

The conversion value that you will receive upon conversion of your notes is determined by the average of the closing price of our common stock for ten consecutive trading days beginning on the third trading day immediately following the day you deliver your conversion notice to the conversion agent. If the price of our common stock decreases after we receive your notice of conversion and prior to the end of the applicable ten trading day period, the conversion value you receive will be adversely affected.

We have never paid any cash dividends on our common stock.

We have never paid any cash dividends on our common stock and do not intend to declare any cash dividends on our common stock in the foreseeable future. Because the notes are convertible into shares of our common stock, these factors may also affect the value of the notes.

Our restated certificate of incorporation, our amended and restated bylaws, our stockholder rights plan and Delaware law contain anti-takeover provisions that may adversely affect the rights of our stockholders.

Our Board of Directors has the authority to issue up to 10 million shares of our preferred stock, $0.01 par value per share, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

In addition to our ability to issue preferred stock without stockholder approval, our charter documents contain other provisions which could have an anti-takeover effect, including:

•	our charter provides for a staggered Board of Directors as a result of which only one of the three classes of directors is elected each year;

•	any merger, acquisition or other business combination that is not approved by our Board of Directors must be approved by 66 2/3% of voting stockholders;

•	stockholders holding less than 10% of our outstanding voting stock cannot call a special meeting of stockholders; and

•	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In 1998, we adopted a stockholder rights plan which is intended to deter coercive or unfair takeover tactics. Under the rights plan, a preferred share purchase right, which is attached to each share of our common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 15% or more of our common stock by any person or group. If triggered, these rights would entitle our stockholders (other than the acquirer) to purchase, for the exercise price, shares of Orbital’s common stock having a market value of two times the exercise price. The exercise price, which is subject to certain adjustments, is $210 per right. The stock purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restrict the ability of current stockholders holding more than 15% of our voting shares to acquire us without the approval of 66 2/3% of the other stockholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent our stock price from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

OUR COMPANY

We develop and manufacture small rockets and space systems for commercial, military and civil government customers, including DoD, NASA and other U.S. government agencies.

Our primary products and services include the following:

•	Launch Vehicles. Rockets that are used as interceptor and target vehicles for missile defense systems, small-class space launch vehicles that place satellites into Earth orbit, and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

•	Satellites and Space Systems. Earth-orbiting satellites, interplanetary spacecraft and related systems for communications, remote sensing, scientific and military missions, satellite subsystems and space-related technical services.

•	Transportation Management Systems. Software-based transportation management systems for public transit agencies and private vehicle fleet operators.

Our general strategy is to develop and expand a core integrated business of space and launch systems technologies and products, focusing on the design and manufacturing of affordable lightweight rockets, small satellites and other space systems in order to establish and expand positions in niche markets that have not typically been emphasized by our larger competitors. Another part of our strategy is to seek customer contracts that will fund the development of enhancements to our existing launch vehicle and space systems product lines. As a result of our capabilities and experience in designing, developing, manufacturing and operating a broad range of small rockets and space systems, we believe we are well positioned to capitalize on the demand for small space-technology systems in missile defense, space-based military and intelligence operations, and commercial satellite communications programs, and to take advantage of government-sponsored initiatives for space-based scientific research and lunar and planetary exploration initiatives.

Orbital was incorporated in Delaware in 1987 to consolidate the assets, liabilities and operations of two entities established in 1982 and 1983.

Our executive offices are located at 21839 Atlantic Boulevard, Dulles, Virginia 20166 and our telephone number is (703) 406-5000.

Employees

As of February 26, 2007, we employed approximately 2,800 permanent employees. None of our employees is subject to collective bargaining agreements. We believe our employee relations are good.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or the common stock into which the notes are, in certain circumstances, convertible.

PRICE RANGE OF OUR COMMON STOCK

As of March 23, 2007, there were 2,300 stockholders of record of our common stock.

Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “ORB.” The range of high and low sales prices of Orbital common stock, as reported on the NYSE, was as follows:

2007	High	Low

1st Quarter (through March 23, 2007)	$19.90	$16.84

2006	High	Low

4th Quarter	$20.04	$17.71
3rd Quarter	$19.93	$15.54
2nd Quarter	$16.14	$14.23
1st Quarter	$16.06	$12.77

2005	High	Low

4th Quarter	$13.22	$11.07
3rd Quarter	$12.50	$10.04
2nd Quarter	$10.62	$9.09
1st Quarter	$11.47	$9.48

2004	High	Low

4th Quarter	$13.00	$10.35
3rd Quarter	$13.60	$9.77
2nd Quarter	$14.06	$12.05
1st Quarter	$13.74	$11.32

DIVIDEND POLICY

We have never paid any cash dividends on our common stock, nor do we anticipate paying cash dividends on our common stock at any time in the foreseeable future. Moreover, our amended and restated credit agreement contains covenants limiting our ability to pay cash dividends.

DESCRIPTION OF NOTES

The following description summarizes certain terms and provisions of the notes, the indenture and the registration rights agreement that we entered into, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes, the indenture and the registration rights agreement, each of which we have previously filed with the SEC and which are incorporated herein by reference. We will provide copies of these documents to you upon request.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes, the indenture or the registration rights agreement, as applicable. As used in this section, the terms “we,” “us,” “our” or the “Company” refer to Orbital Sciences Corporation and not to any of its subsidiaries. Unless the context otherwise requires, the term “interest” includes additional interest, if any, due under the registration rights agreement.

General

The notes were issued pursuant to an indenture, dated as of December 13, 2006, between the Company and The Bank of New York, as trustee. We refer to the indenture, as amended, supplemented or modified from time to time, as the “indenture.”

The terms of the notes include those provisions contained in the notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the Trust Indenture Act for a statement thereof. Copies of the indenture and the form of the notes are available for inspection at the corporate trust office of the trustee, currently located at 101 Barclay Street — 8W, New York, New York 10286.

The notes are our unsecured, senior subordinated obligations. The payment of the principal of and interest on the notes will be subordinated in right of payment to the prior payment in full in cash of our existing and future senior indebtedness, including obligations under our senior credit facility, as described under “— Subordination of the Notes” below. The notes also rank equally in express right of payment with our future senior subordinated indebtedness and senior to any of our existing and future junior subordinated indebtedness. The notes also rank effectively junior to our secured indebtedness (including obligations under our senior credit facility) to the extent of the underlying collateral. As of December 31, 2006 we had approximately $144 million of outstanding senior and senior subordinated indebtedness (including the notes) and no senior secured indebtedness under our senior credit facility.

The notes are limited to the aggregate principal amount of $143,750,000.

The notes are issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under “— Book-Entry System” in this prospectus.

Holders may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

The terms of the notes provide that we are permitted to reduce interest payments and payments upon a redemption, repurchase or conversion of notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-U.S. holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. Moreover, holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted even though such holders have not received any cash or property as a result of such adjustments, which deemed distribution (in the case of a non-U.S. holder) will be subject to a U.S. federal withholding tax. See “Material Federal Income Tax Considerations” in this prospectus. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the notes and payments upon a redemption, repurchase or conversion of notes.

The indenture does not contain any provisions that would protect holders of notes if we were involved in a highly leveraged transaction, reorganization, merger or other similar transaction that may adversely affect us or them. Furthermore, the notes contain certain features that could deter or discourage third party acquisition proposals that could be beneficial to holders.

We are not subject to any financial covenants under the indenture. In addition, the indenture does not restrict our ability to pay distributions, incur debt or issue or repurchase our securities.

We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note purchased by us or our affiliates (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in clause (a), will be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be canceled promptly.

Interest

Interest on the notes accrues at the rate of 2.4375% per year from and including December 13, 2006 or the most recent interest payment date to which interest has been paid or provided for, and is payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2007. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the January 1 or July 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes is computed on the basis of a 360-day year consisting of twelve 30-day months. In addition, we may be required to pay additional interest on the notes as provided below under “— Registration Rights; Additional Interest” below.

Upon conversion of notes, accrued interest thereon will be deemed to be paid by delivery of the consideration due to the converting holder upon such conversion, except that holders of notes on a record date will be entitled to receive interest payable on the related interest payment date even if such notes are converted after such record date and on or prior to such interest payment date. However, unless (i) we have called the notes for redemption or (ii) if we have scheduled a fundamental change repurchase date, on a redemption date or fundamental change repurchase date, as the case may be, that falls after a record date for an interest payment date and on or prior to the related interest payment date, holders who surrender their notes for conversion after such record date and on or prior to such interest payment date must pay to the conversion agent upon conversion an amount in cash equal to the interest payable by us on such interest payment date. The foregoing sentence shall not, however, apply to notes with overdue interest or additional interest due and owing at the time of the conversion, with respect to such overdue interest or additional interest, as applicable. No other payment or adjustment will be made for accrued interest on a converted note.

If we redeem the notes, or if a holder surrenders a note for repurchase by us in accordance with the terms of such note, we will pay accrued and unpaid interest (including additional interest, if any) to the holder that surrenders such note for redemption or repurchase, as the case may be. However, if an interest payment date falls on or prior to the redemption date or repurchase date for a note, we will pay the accrued and unpaid interest (including additional interest, if any) due on that interest payment date instead to the record holder of such note at the close of business on the related record date.

Maturity

The notes will mature on January 15, 2027 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) earlier redeemed by us at our option or repurchased by us at a holder’s option at certain times as described under “— Our Redemption Rights,” “— Repurchase at Option of Holders on Certain Dates” or “— Repurchase at Option of Holders Upon Fundamental Change” below or (2) converted at a holder’s option as permitted under “— Conversion Rights” below. The notes are not entitled to the benefits of, or subject to, any sinking fund.

Our Redemption Rights

We do not have the right to redeem any notes prior to January 21, 2014. On or after January 21, 2014, we have the right to redeem the notes in whole or in part, at any time or from time to time, for cash equal to 100% of the principal amount of the notes to be redeemed plus unpaid interest (including additional interest, if any) accrued to the redemption date. If the redemption date is after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. Written notice of redemption must be delivered to holders of the notes not less than 30 nor more than 60 days prior to the redemption date.

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, that note will cease to be outstanding and interest on that note will cease to accrue, whether or not the holder effects a book-entry transfer of that note or delivers that note to the paying agent. Thereafter, all other rights of the holder of that note terminate, other than the right to receive the redemption price and additional interest, if any, due on the redemption date.

If we decide to redeem the notes in part, the trustee will select the notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or such other method it deems fair and appropriate. If the trustee selects a portion of a note for partial redemption and a holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption of notes in part, we will not be required to:

•	issue or register the transfer or conversion of any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer or conversion of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If we call notes for redemption, a holder may convert its notes only until the close of business on the third business day immediately preceding the redemption date, unless we fail to pay the redemption price. See “Conversion Rights — Conversion upon Notice of Redemption” below.

Repurchase at Option of Holders on Certain Dates

Holders of notes may require us to repurchase their notes in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on January 15, 2014, January 15, 2017 and January 15, 2022 for cash equal to 100% of the principal amount of the notes to be repurchased plus unpaid interest (including additional interest, if any) accrued to the repurchase date. To exercise its repurchase right, a holder must deliver a written repurchase notice to the paying agent, which initially is the trustee, during the period beginning at any time from the opening of business on the date that is 30 days prior to the repurchase date until the close of business on the third business day prior to the repurchase date. Our repurchase obligation will be subject to certain additional conditions.

On or before the 30th day prior to each repurchase date, we will provide to the trustee, any paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the name and address of the trustee and any paying agent;

•	that notes with respect to which the holder has delivered a repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish that information in a newspaper of general circulation in The City of New York or on our web site, or through such other public medium as we deem appropriate at that time.

A holder’s notice electing to require us to repurchase notes must specify:

•	if such notes are in certificated form, the certificate number(s) of the notes to be repurchased;

•	the principal amount of notes to be repurchased, in integral multiples of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture and the notes.

Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•	the name of the holder;

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn, which must be an integral multiple of $1,000;

•	if the notes subject to the withdrawal notice are in certificated form, the certificate number(s) of all notes subject to the withdrawal notice; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice, which must be an integral multiple of $1,000.

If the notes are in book-entry form, the above notices must also comply with the appropriate procedures of The Depository Trust Company, or “DTC.”

Holders electing to require us to repurchase notes must either effect book-entry transfer of notes in book-entry form in compliance with appropriate DTC procedures or deliver the notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after the later of the repurchase date or the time of such transfer or delivery of the notes.

If the paying agent holds funds sufficient to pay the repurchase price of the notes on the repurchase date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

No notes may be repurchased by us at the option of the holders thereof if there has occurred and is continuing an event of default with respect to the notes (other than a default in the payment of the repurchase price for those notes). In addition, we may also be unable to repurchase the notes in accordance with their terms, and we may be subject to contractual restrictions that limit our ability to repurchase the notes. See “Risk Factors — We may not have the cash necessary to pay the principal return and any net amount upon a conversion of notes or to repurchase the notes on specified dates or following a fundamental change” in this prospectus.

To the extent legally required in connection with a repurchase of notes, we will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.

We may arrange for a third party to purchase any notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the notes applicable to the repurchase right with respect to the notes. If a third party purchases any notes under these circumstances, then interest will continue to accrue on those notes and those notes will continue to be outstanding after the repurchase date and will be fungible with all other notes then outstanding. The third party subsequently may resell those purchased notes to other investors.

Repurchase at Option of Holders Upon a Fundamental Change

If a fundamental change occurs at any time, holders of notes may require us to repurchase their notes in whole or in part for cash equal to 100% of the principal amount of the notes to be repurchased plus unpaid interest (including additional interest, if any) accrued to the repurchase date. If such repurchase date is after a record date but prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

Within 20 days after the occurrence of a fundamental change, we are obligated to give to the holders of the notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice). We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in a newspaper of general circulation in The City of New York, or on our web site, or through such other public medium as we deem appropriate at that time.

To exercise its repurchase right, a holder of notes must deliver to the trustee prior to the close of business on the third business day prior to the repurchase date written notice of such holder’s exercise of its repurchase right. Such notice must state:

•	if such notes are in certificated form, the certificate number(s) of the notes to be repurchased;

•	the portion of the principal amount of notes to be repurchased, in multiples of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•	the name of the holder;

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn, which must be an integral multiple of $1,000;

•	if the notes subject to the withdrawal notice are in certificated form, the certificate number(s) of all notes subject to the withdrawal notice; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice, which must be an integral multiple of $1,000.

If the notes are in book-entry form, the above notices must comply with the appropriate procedures of DTC.

Holders electing to require us to repurchase notes must either effect book-entry transfer of notes in book-entry form in compliance with appropriate DTC procedures or deliver the notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after the later of the repurchase date or the time of such transfer or delivery of the notes.

If the paying agent holds funds sufficient to pay the repurchase price of the notes on the repurchase date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

A “fundamental change” will be deemed to have occurred at the time that any of the following occurs:

•	consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to the Company’s common shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding common shares of the Company are exchanged for, converted into or constitute solely the right to receive cash, securities or other property;

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any majority-owned subsidiary of the Company or any employee benefit plan of the Company or such subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of shares of beneficial interest of the Company then outstanding entitled to vote generally in elections of directors;

•	during any period of 12 consecutive months after the date of original issuance of the notes, persons who at the beginning of such 12 month period constituted the board of directors of the Company, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the board of directors who were either members of the board of directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company;

•	our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national securities exchange or on the Nasdaq Market, The Nasdaq Capital Market or quoted on an established automated over-the-counter trading market in the United States; or

•	our stockholders approve any plan or proposal for the liquidation or dissolution of the Company.

However, even if any of the events specified in the first three bullet points above have occurred, except as indicated below, a “fundamental change” will not be deemed to have occurred if either:

(A) the closing sale price of the Company’s common shares for any five trading days within (1) the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock, or (2) the period of 10 consecutive trading days ending immediately after the fundamental change, in the case of a fundamental change relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price applicable to the notes on each of those trading days; provided, however, that the exception to the definition of “fundamental change” specified in this clause (A) shall not apply in the context of a “change of control” as described under “— Conversion Rights — Conversion Upon Specified Transactions” or “— Conversion Rights — Make Whole Upon Fundamental Change” below; or

(B) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger, consolidation or other transaction otherwise constituting a fundamental change consists of shares of common stock (or depositary receipts or other certificates representing common equity interests) traded on a national securities exchange or quoted on the Nasdaq Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the notes become convertible into such shares of common stock (or depositary receipts or other certificates representing common equity interests).

For purposes of these provisions “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of “fundamental change” includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of the Company. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of the consolidated assets of the Company may be uncertain.

No notes may be repurchased by us at the option of the holders thereof if there has occurred and is continuing an event of default with respect to the notes (other than a default in the payment of the repurchase price for those notes). In addition, we may also be unable to repurchase the notes in accordance with their terms. See “Risk Factors — We may not have the cash necessary to pay the principal return and any net amount upon a conversion of notes or to repurchase the notes on specified dates or following certain fundamental change transactions” in this prospectus.

To the extent legally required in connection with a repurchase of notes, we will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other required schedule under the Exchange Act.

We may arrange for a third party to purchase any notes for which we receive a valid repurchase notice that is not withdrawn, in the manner and otherwise in compliance with the requirements set forth in the terms of the notes applicable to the repurchase right with respect to the notes. If a third party purchases any notes under these circumstances, then interest will continue to accrue on those notes and those notes will continue to be outstanding after the repurchase date and will be fungible with all other notes then outstanding. The third party subsequently may resell those purchased notes to other investors.

The repurchase rights in the notes triggered by a fundamental change described above and under “— Make Whole Upon Fundamental Change” below could discourage a potential acquirer. See “Risk Factors — The repurchase rights in the notes triggered by a fundamental change could discourage a potential acquirer.”

No Shareholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as shareholders of the Company (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Company’s common shares).

Conversion Rights

Subject to the conditions described below, holders may convert their notes for cash or a combination of cash and common shares, at our option, initially at a conversion rate of 40.8513 common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.48 per common share). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described herein.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs after a record date and on or prior to the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and, if applicable, common shares, if any, will be deemed to satisfy our obligation with respect to notes tendered for conversion. Accordingly, upon conversion of notes, any accrued but unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes tendered for conversion by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment will be required to be made (1) if we have specified a redemption date that is after such record date and on or prior to such interest payment date, (2) if we have scheduled a fundamental change repurchase date that is after such record date and on or prior to such interest payment date, or (3) with respect to overdue interest (including additional interest), if any overdue interest is due or owing at the time of conversion with respect to such notes.

If a holder converts notes and we elect to deliver common shares, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of common shares upon conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such common shares.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed and manually signed conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required or, if the notes are in book-entry form, comply with appropriate procedures of DTC, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the notes into cash and common shares, if any. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

If a holder has already delivered a repurchase notice as described under either “— Repurchase at Option of Holders on Certain Dates” or “— Repurchase at Option of Holders upon a Fundamental Change” above, with respect to a note, that holder may not tender that note for conversion until the holder has properly withdrawn the repurchase notice.

Upon surrender of a note for conversion, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

Holders may surrender their notes for conversion for cash, or a combination of cash and common stock, at our option, at the applicable conversion rate, at any time on or after January 15, 2026, but prior to the close of business on the second business day immediately preceding the stated maturity date, and also under any of the following circumstances:

•	during any calendar quarter beginning after March 31, 2007 (and only during such calendar quarter) if, and only if, the closing sale price of the Company’s common shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price per common share in effect on the applicable trading day;

•	during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the notes was less than 98% of the product of the closing sale price of the Company’s common shares multiplied by the applicable conversion rate;

•	if those notes have been called for redemption, at any time prior to the close of business on the third business day prior to the redemption date; or

•	during prescribed periods upon the occurrence of specified transactions discussed below.

“Closing sale price” of the Company’s common shares or other capital stock or similar equity interests or other publicly traded securities on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Company’s common shares or such other capital stock or similar equity interests or other securities are traded or, if the Company’s common shares or such other capital stock or similar equity interests or other securities are not listed on a United States national or regional securities exchange, as reported by the Nasdaq Market or by the National Quotation Bureau Incorporated or another established over-the-counter trading market in the United States. The closing sale price will be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, we will determine the closing sale price on such basis as we consider appropriate.

“Trading day” means a day during which trading in securities generally occurs on the NYSE or, if the Company’s common shares are not then listed on the NYSE, on the principal other United States national or regional securities exchange on which the Company’s common shares are then listed or, if the Company’s common shares are not then listed on a United States national or regional securities exchange, on the Nasdaq Market or, if our common shares are not then quoted on the Nasdaq Market, in the principal other market on which our common shares are then traded.

Conversion upon Satisfaction of Market Price Condition

A holder may surrender any of its notes for conversion during any calendar quarter beginning after March 31, 2007 (and only during such calendar quarter) if, and only if, the closing sale price of our common shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price per common share in effect on the applicable trading day. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, during that 30 consecutive trading-day period.

Conversion upon Satisfaction of Trading Price Condition

A holder may surrender any of its notes for conversion during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes (as determined following a reasonable request by a holder of the notes) was less than 98% of the product of the closing sale price of our common shares multiplied by the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for a $2.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchasers; provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, then one bid shall be used. If the trustee cannot reasonably obtain at least one bid for a $2.0 million principal amount of notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common shares and the applicable conversion rate on such determination date.

The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common shares and the applicable conversion rate, whereupon we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common shares and the applicable conversion rate.

Conversion upon Notice of Redemption

A holder may surrender for conversion any of the notes called for redemption at any time prior to the close of business on the third business day prior to the redemption date, even if the notes are not otherwise convertible at such time. The right to convert notes will expire at that time, unless we default in making the payment due upon redemption. A holder may convert fewer than all of its notes so long as the notes converted are an integral multiple of $1,000 principal amount. However, if a holder has already delivered a repurchase notice with respect to a note, such holder may not surrender that note for conversion until it has withdrawn such notice in accordance with the terms of the notes.

Conversion upon Specified Transactions

If the Company elects to:

•	distribute to all holders of our common shares certain rights entitling them to purchase, for a period expiring within 60 days, our common shares at less than the average of the closing sale prices of our common shares for the 10 consecutive trading days immediately preceding the declaration date of such distribution; or

•	distribute to all holders of our common shares assets, debt securities or certain rights to purchase securities of the Company, which distribution has a per share value exceeding 10% of the closing sale price of our common shares on the trading day immediately preceding the declaration date of such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a holder may not exercise this right to convert if the holder may participate, on an as-converted basis, in the distribution without conversion of the notes. The ex-dividend date is the first date upon which a sale of our common shares does not automatically transfer the right to receive the relevant distribution from the seller of our common shares to its buyer.

In addition, if the Company is a party to a consolidation, merger or binding share exchange pursuant to which all of its common shares would be converted for cash, securities or other property that is not otherwise a fundamental change, a holder may surrender its notes for conversion at any time from and including the date that is 15 business days prior to the anticipated effective time of the transaction up to and including five business days after the actual date of such transaction. We will notify holders as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 business days prior to the anticipated effective time of such transaction).

If a fundamental change occurs as a result of a transaction described in the first, second, third or fourth bullets of the definition of fundamental change, a holder will have the right to convert its notes at any time from and including the day that is 15 business days prior to the anticipated effective date of such transaction up to and including the trading day prior to the fundamental change repurchase date, subject to expiration of a holder’s conversion right with respect to any notes submitted for repurchase. We will notify holders as promptly as practicable following the date we publicly announce such fundamental change (but in no event later than 15 business days prior to the effective date of such fundamental change).

If the Company is a party to a consolidation, merger or binding share exchange pursuant to which all of its common shares are exchanged for cash, securities or other property, then at the effective time of the transaction any conversion of notes and the conversion value will be based on the kind and amount of cash, securities or other property that a holder of notes would have received if such holder had converted its notes for the Company’s common shares immediately prior to the effective time of the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes our common shares to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election. If a fundamental change occurs prior to January 21, 2014, we will adjust the conversion rate for notes tendered for exchange in connection with the transaction, as described below under “— Conversion Rights — Make Whole Upon Fundamental Change.”

Conversion Settlement

Upon conversion of notes, we will deliver, in respect of each $1,000 principal amount of notes tendered for conversion in accordance with their terms:

•	cash in an amount (the “principal return”) equal to the lesser of (a) the principal amount of notes surrendered for conversion and (b) the conversion value, and

•	if the conversion value is greater than the principal return, an amount (the “net amount”) in cash or our common shares, at our option, with an aggregate value equal to the difference between the conversion value and the principal return as described in this prospectus.

We may elect to deliver any portion of the net amount in cash (which we refer to as the “net cash amount”) or our common shares, and any portion of the net amount we elect to deliver in our common shares (the “net shares”) will be the sum of the daily share amounts (calculated as described below) for each trading day during the applicable conversion period. Prior to the close of business on the second trading day following the date on which notes are tendered for conversion, we will inform holders of such notes of our election to pay cash for all or a portion of the net amount and, if applicable, the portion of the net amount that will be paid in cash and the portion that will be delivered in the form of net shares.

We will deliver cash in lieu of any fractional common shares issuable in connection with payment of the net shares based upon the average price.

The “conversion value” for each $1,000 principal amount of notes is equal to (a) the applicable conversion rate, multiplied by (b) the average price.

The “applicable conversion period” means the 10 consecutive trading-day period commencing on the third trading day following the date the notes are tendered for conversion.

The “average price” is equal to the average of the closing sale prices of our common shares for each trading day in the applicable conversion period.

The “daily share amount” for each $1,000 principal amount of notes and each trading day in the applicable conversion period is equal to the greater of:

•	zero; and

•	a number of our common shares determined by the following formula:

(closing sale price of our common shares on such trading day × applicable conversion rate)−($1,000 + net cash amount, if any)

10 × closing sale price of our common shares on such trading day

The conversion value, principal return, net amount, net cash amount and the number of net shares, as applicable, will be determined by us promptly after the end of the applicable conversion period. We will pay the principal return and cash in lieu of fractional shares, and deliver net shares or pay the net cash amount, as applicable, no later than the third business day following the last trading day of the applicable conversion period.

Conversion Rate Adjustments

The conversion rate shall be adjusted from time to time as follows:

(i) If the Company issues common shares as a dividend or distribution on its common shares to all holders of its common shares, or if the Company effects a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 × OS1/OS0

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate in effect taking such event into account

OS0 =	the number of our common shares outstanding immediately prior to such event

OS1 =	the number of our common shares outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If the Company issues to all holders of its common shares any rights, warrants, options or other securities entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase its common shares, or issues to all holders of its common shares securities convertible into its common shares for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per common share or a conversion price per common share less than the closing sale price of its common shares on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 × (OS0+X)/(OS0+Y)

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

OS0 =	the number of common shares outstanding immediately prior to such event

X =	the total number of common shares issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =	the number of common shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities divided by (B) the average of the closing sale prices of common shares for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, common shares at less than the applicable closing sale price of our common shares, and in determining the aggregate exercise or conversion price payable for such common shares, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Company’s board of directors. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(iii) If the Company distributes shares of capital stock, evidences of indebtedness or other assets or property of the Company to all holders of its common shares, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-Offs described below in this paragraph (iii),

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0/(SP0−FMV)

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

SP0 =	the average of the closing sale prices of common shares for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

FMV =	the fair market value (as determined in good faith by the Company’s board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding common share on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of holders of common shares entitled to receive such distribution.

If the Company distributes to all holders of its common shares capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off”), the conversion rate in effect immediately before the close of business on the date fixed for determination of holders of common shares entitled to receive such distribution will be adjusted based on the following formula:

CR1 =	CR0 × (FMV0+MP0)/MP0

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

FMV0 =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of the common shares applicable to one common share over the first 10 consecutive trading days after the effective date of the Spin-Off

MP0 =	the average of the closing sale prices of the common shares over the first 10 consecutive trading days after the effective date of the Spin-Off.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur on the 10th trading day after the effective date of the Spin-Off.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If the Company makes any cash dividend or distribution to all holders of its common shares in respect of any of its quarterly fiscal periods (without regard to when paid), the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 × SP0/(SP0−C)

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

SP0 =	the average of the closing sale prices of the common shares for the 10 consecutive trading days prior to the business day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution

C =	the amount in cash per share that the Company distributes to holders of its common shares in respect of such quarterly fiscal period.

An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective on the date immediately after the date fixed for the determination of holders of common shares entitled to receive such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(v) If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for its common shares to the extent that the cash and value of any other consideration included in the payment per common share exceeds the closing sale price of a common share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 × (AC + (SP1 ×OS1))/(SP1 × OS0)

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

AC =	the aggregate value of all cash and any other consideration (as determined by the Company’s board of directors) paid or payable for the common shares purchased in such tender or exchange offer

OS0 =	the number of common shares outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of common shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1 =	the average of the closing sale prices of the common shares for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective on the date immediately following the Expiration Time. If the Company or one of its subsidiaries is obligated to purchase the Company’s common shares pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

(vi) Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to paragraphs (iv) or (v), in no event will the conversion rate exceed 53.1067, subject to adjustment pursuant to paragraphs (i), (ii) and (iii).

(vii) If the Company has in effect a rights plan while any notes remain outstanding, holders of notes will receive, upon conversion of notes in respect of which we have elected to deliver net shares, in addition to such net shares, rights under the Company’s shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the common shares. If the rights provided for in the rights plan adopted by the Company have separated from the common shares in accordance with the provisions of the applicable shareholder rights agreement so that holders of notes would not be entitled to receive any rights in respect of common shares that we elect to deliver as net shares upon conversion of notes, the conversion rate will be adjusted at the time of separation as if the Company had distributed to all holders of common shares capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, the Company may amend such applicable shareholder rights agreement to provide that upon conversion of notes the holders will receive, in addition to common shares that we elect to deliver as net shares upon such conversion, the rights which would have attached to such common shares if the rights had not become separated from the common shares under such applicable shareholder rights agreement. To the extent that the Company adopts any future shareholder rights agreement, upon a conversion of notes in respect of which we elect to deliver common shares as net shares, a holder of notes shall receive, in addition to common shares, the rights under the future shareholder rights agreement whether or not the rights have separated from the common shares at the time of conversion and no adjustment will be made in accordance with paragraph (iii) or otherwise.

In addition to the adjustments pursuant to paragraphs (i) through (vii) above, we may increase the conversion rate in order to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of capital stock (or rights to acquire common shares) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if we have determined that such increase would be in the best interests of the Company. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law.

We will not make any adjustment to the conversion rate if holders of the notes are permitted to participate, on an as-converted basis, in the transactions described above.

The applicable conversion rate will not be adjusted upon certain events, including but not limited to:

•	the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of our common shares under any plan;

•	the issuance of any common shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Company;

•	the issuance of any common shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

•	a change in the par value of our common shares; and

•	accumulated and unpaid dividends or distributions.

No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the notes are called for redemption, upon a fundamental change or upon a conversion by a holder, all adjustments not previously made will be made on the applicable redemption date.

If certain of the possible adjustments to the conversion price of the notes are made, a holder may be deemed to have received a distribution from the Company or additional interest from us even though such holder has not received any cash or property as a result of such adjustments. We intend to withhold federal income tax (in the case of a non-U.S. holder) with respect to any deemed distribution from the Company, from cash payments of interest and payments in redemption, repurchase or conversion of the notes. See “Material Federal Income Tax Considerations” in this prospectus.

Make Whole Upon Fundamental Change

If a fundamental change occurs as a result of a transaction described in the first, second, third or fourth bullets of the definition of fundamental change (as set forth above under “— Repurchase at Option of Holders upon a Fundamental Change”) prior to January 21, 2014 and a holder elects to convert its notes in connection with such fundamental change as described above under “— Conversion Rights — Conversion upon Specified Transactions,” we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional common shares (the “additional fundamental change shares”) as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a fundamental change if the notice of conversion of the notes is received by the conversion agent from and including the day that is 15 business days prior to the anticipated effective date of the fundamental change up to and including the trading day prior to the fundamental change repurchase date.

The number of additional fundamental change shares will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per common share in such transaction. If the holders of common shares receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per common share. Otherwise, the stock price shall be the average of the closing sale prices of our common shares on the 10 consecutive trading days up to but excluding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional fundamental change shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional fundamental change shares of the Company to be received per $1,000 principal amount of notes:

Effective date	$18.83	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00

12/8/2006	12.26	10.88	8.61	6.98	5.78	4.86	3.60	2.79	2.23	1.83	1.52	1.29	1.10	0.94	0.82
1/15/2008	12.26	10.72	8.35	6.66	5.44	4.52	3.28	2.51	1.99	1.62	1.35	1.14	0.97	0.84	0.72
1/15/2009	12.26	10.50	8.01	6.27	5.03	4.11	2.91	2.19	1.72	1.39	1.15	0.97	0.83	0.72	0.62
1/15/2010	12.26	10.28	7.64	5.82	4.54	3.63	2.47	1.81	1.40	1.13	0.93	0.79	0.68	0.58	0.51
1/15/2011	12.26	10.02	7.17	5.25	3.94	3.04	1.95	1.37	1.04	0.83	0.69	0.58	0.50	0.44	0.38
1/15/2012	12.26	9.75	6.61	4.51	3.17	2.28	1.31	0.86	0.63	0.50	0.42	0.36	0.31	0.27	0.24
1/15/2013	12.26	9.35	5.76	3.50	2.10	1.28	0.52	0.29	0.20	0.17	0.14	0.12	0.11	0.10	0.09
1/21/2014	12.26	9.15	4.56	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1) if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional fundamental change shares will be determined by straight-line interpolation between the number of additional fundamental change shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2) if the stock price is in excess of $75.00 per common share (subject to adjustment), no additional fundamental change shares will be issued upon conversion; and

(3) if the stock price is less than $18.83 per common share (subject to adjustment), no additional fundamental change shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion exceed 53.1067 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments.”

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon request within 20 business days of the effective date of any adjustment.

Subordination of the Notes

The notes, and all other payment obligations (including additional interest under the registration rights agreement) with respect thereto, are our unsecured obligations and are subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of indebtedness of all obligations under our amended and restated credit agreement and all of our other existing and future senior indebtedness. The notes are pari passu in right of payment to all of our other senior subordinated indebtedness and senior in right of payment to all of our junior subordinated indebtedness. As of December 31, 2006, we had approximately

$144 million of outstanding senior and senior subordinated indebtedness (including the notes) and no outstanding senior secured indebtedness under our amended and restated credit agreement.

Only our senior indebtedness ranks senior in right of payment to the notes pursuant to the provisions of the indenture. The notes in all respects have the same rank in right of payment as any of our future senior subordinated indebtedness and rank senior in right of payment to any of our junior subordinated indebtedness. Such senior indebtedness continues to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness, including, without limitation, any modifications to interest rates or fees or dates of payment of interest, fees or principal or to financial or other covenants or events of default, as well as any release of any collateral or person obligated on such senior indebtedness, or other waiver or forbearance. By reason of such subordination, in the event of dissolution, insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings, or upon any winding up, liquidation or dissolution, in each case whether voluntary or involuntary, or any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, upon any payment or distribution of our assets or securities,

•	holders of senior indebtedness will be entitled to receive payment in full in cash or other payment satisfactory to the holder of all obligations before the holders of notes or any of our other senior subordinated indebtedness will be entitled to receive any payment of principal, premium, paid in cash, if any, or interest on the notes, or payment upon a redemption, conversion, repurchase at the option of the holder or repurchase upon a fundamental change at the option of the holder of the notes;

•	the holders of the notes are required to hold in trust and pay over their share of such payment or distribution to the holders of senior indebtedness or their representative for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness; and

•	holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

In addition, no payment of the principal amount, redemption price, cash portion of the conversion value, repurchase price, or interest or other cash obligations with respect to any notes may be made by us, nor may we redeem or acquire any notes, if:

•	any payment default on any designated senior indebtedness has occurred and is continuing; or

•	any default (other than a payment default) with respect to designated senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the trustee receives a written notice that blocks payment under the notes (a “payment blockage notice”) from (a) the administrative agent for the lenders under our amended and restated credit agreement or (b) the holders of any other designated senior indebtedness or their representatives.

Notwithstanding the foregoing, payments with respect to the notes may resume and we may redeem or acquire notes for cash when:

•	in the case of a payment default with respect to the designated senior indebtedness, the date upon which such payment default is cured or waived in writing or ceases to exist; or

•	in the case of a non-payment default described in the second bullet above, the earliest of (x) the date on which such non-payment default is cured, waived in writing or ceases to exist (so long as no other default exists), (y) 179 days after the applicable payment blockage notice is received or (z) the date on which the trustee receives notice from a representative of designated senior indebtedness rescinding such payment blockage notice, unless, in each case, the maturity of any designated senior indebtedness has been accelerated, provided that the terms of the indenture otherwise permit the payment, redemption or acquisition of the notes at that time.

No new payment blockage notice may be delivered in connection with a non-payment default unless and until:

•	360 days have elapsed since the delivery of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, interest and additional amounts, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or be made, the basis for a subsequent payment blockage notice unless such default has been cured or waived in writing for a period of not less than 90 days. Upon any payment or distribution of our assets or securities to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations due or to become due in respect of such senior indebtedness before the holders of the notes shall be entitled to receive any payment or distribution with respect to any notes.

If the trustee or any holder of the notes receives a payment in respect of the notes when the payment is prohibited by these subordination provisions, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of senior indebtedness. Upon the proper written request of the holders of senior indebtedness, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of the senior indebtedness or their proper representative which, with respect to any and all indebtedness under the amended and restated credit agreement, shall mean the agent for such holders.

The Company must properly notify holders of the senior indebtedness if payment of the notes is accelerated because of an event of default.

No provision contained in the indenture or the notes affects our obligation, which is absolute and unconditional, to pay the notes when due. The subordination provisions of the indenture will not prevent the occurrence of any default or event of default under the indenture. The subordination provisions shall not be amended or modified without the written consent of the holders of at least 75% in aggregate principal amount of the notes then-outstanding if such amendment would adversely affect the rights of the holders of the notes.

No Layering of Indebtedness

We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any of senior indebtedness and senior in right of payment to the notes.

Other than as set forth in the preceding paragraph, the indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of Indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Merger, Consolidation or Sale

We may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

•	the Company is the continuing entity, or the successor entity or its transferees or assignees of such assets (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by sale, lease or conveyance, shall, either directly or indirectly, expressly assume payment of the principal of, and interest on, the notes and the due and punctual performance and observance of all of the covenants contained in the indenture, subject to the Company’s continuing obligations set forth in the indenture, or otherwise;

•	if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party assumes or fully and unconditionally guarantees all obligations under the notes and the indenture;

•	the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States entity;

•	immediately after giving effect to such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate of the Company and legal opinion covering such conditions shall be delivered to the trustee.

Events of Default, Notice and Waiver

The following events are “events of default” with respect to the notes:

•	default by us for 30 days in the payment of any installment of interest (including additional interest, if any) on the notes whether or not provided by the subordination provisions of the indenture;

•	default by us in the payment of the principal of the notes when the same becomes due and payable, whether on the stated maturity date or any earlier date of redemption or repurchase or otherwise whether or not provided by the subordination provisions of the indenture;

•	default in the delivery when due of the conversion value, on the terms set forth in the indenture and the notes, upon exercise of a holder’s conversion right in accordance with the indenture and the continuation of such default for 10 days;

•	our failure to provide notice of the occurrence of a fundamental change when required under the indenture;

•	default by us in the performance, or breach of any of the other covenants contained in the indenture with respect to the notes; such default having continued for 60 days after written notice as provided pursuant to the indenture;

•	failure to pay any final judgments in excess of $20.0 million in the aggregate by us or one of our subsidiaries and such judgments are not paid, discharged or stayed for a period of 60 days;

•	default by us in the payment of an aggregate principal amount exceeding $20.0 million of any indebtedness, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, such default having continued for a period of 10 days after written notice as provided pursuant to the indenture; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for the Company or any Significant Subsidiary (as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) or any of their respective property.

If an event of default under the indenture occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to the Company, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes may rescind and annul such declaration and its consequences if:

•	we shall have paid or deposited with the trustee all required payments of the principal of, and interest (including additional interest, if any) on, the notes, plus required fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal of, or interest (including additional interest, if any) on, the notes have been cured or waived as provided in the indenture.

The indenture also provides that the holders of a majority in principal amount of the outstanding notes may waive any past default and its consequences, except a default:

•	in the payment of the principal of, or interest (including additional interest, if any) on, the notes;

•	our failure to convert any note in accordance with the provisions of the indenture; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each note affected thereby.

The trustee will be required to give notice to the holders of notes within 90 days of a default under the indenture unless such default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of any default (except a default in the payment of the principal of, or interest (including additional interest, if any) on, the notes) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders.

Subject to the provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of the notes, or of exercising any trust or power conferred upon the trustee in respect of the notes. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining therein, but may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Within 120 days after the close of each fiscal year, the Company must deliver to the trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default applicable to the notes under the indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of the indenture may be made only with the consent of the holders of a majority in principal amount of all outstanding debt securities affected by such modification or amendment (voting together as a single class); provided, however, that no such modification or amendment may, without the consent of the holders of each such note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (including additional interest, if any) on, the notes;

•	reduce the principal amount of, or the rate of interest (including additional interest, if any) on, or change the timing or reduce the amount payable on redemption of, the notes;

•	make any change that impairs or adversely affects the rights of a holder to convert notes in accordance with the indenture;

•	change the place of payment, or the coin or currency, for payment of principal of, or interest (including additional interest, if any) on, the notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to notes or the delivery of the conversion value as required by the indenture upon a conversion of notes;

•	reduce the above stated percentage in principal amount of outstanding notes necessary to modify or amend the indenture, to waive compliance with specified provisions thereof or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of some past defaults or some covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holders of each note affected thereby.

A note shall be deemed outstanding if it has been authenticated and delivered under the indenture unless, among other things, such note has matured or been canceled, converted, redeemed or repurchased.

The indenture provides that the holders of not less than a majority in principal amount of outstanding notes have the right to waive compliance by the Company with specified covenants in the indenture in respect of the notes.

In addition, the provisions set forth above under “— Subordination of the Notes” may not be amended or modified without the written consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if such amendment would materially adversely affect the rights of the holders of the notes.

Modifications and amendments of the indenture may be made by the Company and the trustee without the consent of any holder, when authorized by the board of directors of the Company, at any time, in a form satisfactory to the trustee, for certain purposes, including the following:

•	to evidence the succession or addition of another person to the Company as obligor under the indenture;

•	to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company in the indenture;

•	to add events of default for the benefit of the holders of all the notes;

•	to permit or facilitate the issuance of notes in uncertificated form, provided, that such action shall not adversely affect the interests of the holders in any material respect;

•	to secure the notes;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for conversion rights of holders of notes if any reclassification or change of common shares or any consolidation, merger or sale of all or substantially all of the property or assets of the Company occurs;

•	to cure any ambiguity, defect or inconsistency in the indenture; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes under the indenture, provided that such action shall not adversely affect the interests of the holders in any material respect.

The indenture contains provisions for convening meetings of the holders of the notes. A meeting may be called at any time by the trustee, and also, upon request, by the Company, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders entitled to vote a majority in aggregate principal amount of the outstanding debt securities represented at that meeting; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities. Any resolution passed or decision taken at any meeting of holders of debt securities, including the notes, duly held in accordance with the indenture will be binding on all holders of such debt securities, whether or not present or represented at the meeting. The quorum at any meeting of holders of the debt securities, including the notes, called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of such outstanding debt securities; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities, the persons holding or representing such specified percentage in principal amount of such outstanding debt securities will constitute a quorum.

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of the notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding notes affected thereby, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of such outstanding notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether on the stated maturity date, any redemption date or any repurchase date, or upon conversion or otherwise, cash or common shares (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Rule 144A Information

If at any time we are not subject to the reporting requirements of the Exchange Act, the Company will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or underlying common shares, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act to facilitate the resale of those notes or shares pursuant to Rule 144A.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

The Bank of New York is the trustee, registrar, conversion agent, bid solicitation agent and paying agent. If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Reports to Trustee

We will provide to the trustee, upon request, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will provide to the trustee upon request and to the SEC such reports as may be prescribed by the SEC at such time.

Book-Entry System

The notes have been issued in the form of one fully-registered global note in book-entry form, which has been deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global note for all purposes under the indenture and the beneficial owners of the notes will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders’ rights, such as demand for acceleration of maturity or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture.

If (i) DTC is at any time unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, (ii) an Event of Default under the indenture relating to the notes has occurred and is continuing or (iii) we, in our sole discretion, determine at any time that the notes shall no longer be represented by a global note, we will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

The following is based on information furnished by DTC:

DTC acts as securities depositary for the notes. The notes were issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee).

DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s direct participants deposit with DTC.

DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We will pay principal of and interest on the notes in same-day funds to the trustee and from the trustee to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records upon DTC’s receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of us, the trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner of notes shall give notice to elect to have its notes purchased or tendered, through its participant, to the conversion agent and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in notes, on DTC’s records, to the conversion agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the conversion agent’s DTC account.

DTC may discontinue providing its services as securities depositary for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, we will print and deliver certificated notes.

We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration Rights; Additional Interest

We and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed:

•	to file with the SEC or otherwise have on file with the SEC, by the 120th day after the date we first issue the notes, a shelf registration statement to cover resales of registrable securities (as described below) by the holders who satisfy certain conditions and provide the information we describe below for use with the shelf registration statement;

•	to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act, as promptly as practicable but in any event by the 180th day after the date we first issue the notes or otherwise make available for use by selling securityholders an effective shelf registration statement no later than such date; and

•	to use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act, until there are no registrable securities outstanding.

However, the registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 45 days in any three-month period and not to exceed an aggregate of 135 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to any such period during which we may prohibit offers and sales as a “suspension period.” We need not specify the nature of the event giving rise to a suspension in any notice to holders of the registrable securities of the existence of such a suspension.

“Registrable securities” means each outstanding note and any common share delivered upon conversion of the notes until the earlier of:

•	the date the notes and any such common shares have been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

•	the date when the notes or any such common shares are eligible for sale by a holder that is not an affiliate of ours pursuant to Rule 144(k) under the Securities Act or any similar provision then in effect.

Holders of registrable securities must deliver to us certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Any holder that does not duly complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the shelf registration statement and will not be permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement. We cannot assure you that we will be able to maintain an effective and current shelf registration statement as required. The absence of an effective shelf registration statement is likely to limit a holder’s ability to sell its registrable securities and adversely affect the price, if any, at which it may sell its registrable securities.

If:

•	the shelf registration statement is not filed with the SEC by the 120th day after the first issue date of the notes;

•	the shelf registration statement has not been declared effective under the Securities Act by the 180th day after the first issue date of the notes or an effective shelf registration statement covering resales of the registrable securities is otherwise not made available for use by selling securityholders by such date;

•	a holder supplies the questionnaire described below after the effective date of the shelf registration statement or the date after which we first make available an effective shelf registration statement for use by selling securityholders, and we fail to supplement or amend the shelf registration statement, or file a new shelf registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder;

•	the shelf registration statement is filed and has become effective under the Securities Act, but then ceases to be effective (without being succeeded immediately by an additional shelf registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities, other than as a result of a requirement to file a post-effective amendment or prospectus supplement to the registration statement in order to make changes to the information in the prospectus forming part of the shelf registration statement regarding the selling securityholders or the plan of distribution, and (1) we do not cure the lapse of effectiveness or usability of the registration statement within 15 business days (or if a suspension period is then in effect, the 15th business day following the expiration of such suspension period) by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act, or (2) if suspension periods exceed an aggregate of 45 days in any three-month period or an aggregate of 135 days in any 12-month period; or

•	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act or pursuant to such other appropriate filing under the Exchange Act as provided herein, any holder that is entitled to be so named as a selling securityholder within the prescribed time periods, then we will pay additional interest to each holder of notes then outstanding that constitute registrable securities who has provided to us the required selling securityholder information. We refer to each event described in the bullet points above as a “registration default.”

Additional interest will accrue on the notes then outstanding that constitute registrable securities, from, and including, the day following the registration default to, but excluding, the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, and will accrue at a rate per year equal to:

•	0.25% of the principal amount to, and including, the 90th day following such registration default; and

•	0.50% of the principal amount from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%.

We will not pay any additional interest on any note after it has been converted for common shares. If a note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that note. In addition, in no event will additional interest be payable in connection with a registration default relating to a failure to register the common stock deliverable upon a conversion of the notes. For the avoidance of doubt, if we fail to register both the notes and the common stock deliverable upon conversion of the notes, the additional interest will be payable in connection with the registration statement relating to the failure to register the notes.

So long as a registration default continues, we will pay additional interest in cash on January 15 and July 15 of each year to each holder who is entitled to receive additional interest in respect of registrable securities of which the holder was the holder of record at the close of business on the immediately preceding January 1 and July 1, respectively.

Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we must keep the shelf registration statement effective under the Securities Act or on any note that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest. Other than our obligation to pay additional interest, we will not have any liability for damages with respect to a registration default on any registrable securities.

We have agreed in the registration rights agreement to give notice to all holders of the effectiveness of the initial shelf registration statement by release through a reputable national newswire service. A holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it on or prior to the date the initial shelf registration statement becomes effective may not be named as a selling securityholder in the shelf registration statement when it becomes effective and may not able to use the shelf registration statement to resell registrable securities. Similarly, if we designate an effective shelf registration statement for use by selling securityholders, a holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it on or prior to the date of the initial prospectus made available to selling securityholders may not be named as a selling securityholder in the prospectus and may not able to use the shelf registration statement to resell registrable securities. However, in either case, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following which we will use our reasonable best efforts to file, as promptly as reasonably practicable after the date we receive the completed questionnaire, but in any event within 15 business days after that date (except as described below), file a supplement to the prospectus relating to the shelf registration statement or, if required, file a post-effective amendment, a new shelf registration statement or other appropriate filing under the Exchange Act in order to permit resales of such holder’s registrable securities. However, if we receive the questionnaire during a suspension period, or we initiate a suspension period within 15 business days after we receive the questionnaire, then we will, except as described below, make the filing within 15 business days after the end of the suspension period. We will not be required to file more than three such prospectus supplements for all holders during a fiscal quarter or more than three such post-effective amendments or other filings for all holders during any 180-day period. If we file a post-effective amendment or a new shelf registration statement, then we will use our reasonable best efforts to cause the post-effective amendment or new shelf registration statement to be declared effective under the Securities Act, as promptly as practicable, but in any event by the 60th day in the case of a post-effective amendment and the 60th day in the case of a new shelf registration statement, after the date the registration rights agreement requires us to file the post-effective amendment or new registration statement, as applicable.

If a holder does not deliver a duly completed questionnaire on or before the effective date of the original shelf registration statement or on or before the date the prospectus is first made available for use by selling securityholders, the holder could experience significant additional delay. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act.

The specific provisions relating to the registration described above are contained in the registration rights agreement, which we filed previously with the SEC and which is incorporated herein by reference. This summary of the registration rights agreement is not complete and is qualified in its entirety by reference to the registration rights agreement. This prospectus is part of the shelf registration statement filed pursuant to the terms of the registration rights agreement.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Amended and restated credit agreement” means that certain Credit Agreement dated as of December 29, 2004 as among Orbital Sciences Corporation, as borrower, the Lenders referred to therein, Bank of America, NA as Administrative Agent and Wachovia Bank, National Association, as Documentation Agent, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced (including any agreement to increase the amount of available borrowings thereunder, extend the maturity thereof and add additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Capital lease obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Credit facilities” means one or more debt facilities or agreements (including, without limitation, the amended and restated credit agreement) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced (including any agreement to increase the amount of available borrowings thereunder, extend the maturity thereof and add additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Designated senior indebtedness” means (i) any indebtedness outstanding under the amended and restated credit agreement and (ii) any other senior indebtedness the principal amount of which is $5 million or more and that has been designated by us as “designated senior indebtedness.”

“Equity interests” means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness.

“Hedging obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

“Indebtedness” means, with respect to any specified person, any indebtedness of such person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing capital lease obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any hedging obligations,

if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP.

In addition, the term “indebtedness” includes all indebtedness of others secured by a lien on any asset of the specified person (whether or not such indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by the specified person of any indebtedness of any other person.

Notwithstanding anything in the foregoing to the contrary, indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business. The amount of any indebtedness outstanding as of any date shall be:

(1) the accreted value of the indebtedness, in the case of any indebtedness issued with original issue discount; and

(2) the principal amount of the indebtedness, together with any interest on the indebtedness that is more than 30 days past due, in the case of any other indebtedness.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any indebtedness.

“Senior indebtedness” means:

(1) all indebtedness of the Company outstanding under credit facilities and all hedging obligations with respect thereto;

(2) the Company’s existing 9% Senior Notes due 2011;

(3) any other indebtedness of the Company, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

(4) all obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, senior indebtedness will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company; or

(2) any indebtedness of the Company to any of its subsidiaries or other affiliates.

“Senior subordinated indebtedness” means any indebtedness of the Company that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of the Company which is not senior indebtedness.

“Subordinated indebtedness” means any indebtedness of a party (whether outstanding on the date of the indenture or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified person:

(1) any corporation, association, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person or (b) the only general partners of which are that person or one or more subsidiaries of that person (or any combination thereof).

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Restated Certificate of Incorporation, as amended (the “Certificate”), and by the provisions of applicable law.

Common Stock

Our Board of Directors has authorized 200,000,000 shares of common stock, par value $.01 per share, of which 59,280,756 shares were issued and outstanding as of March 22, 2007. Holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Subject to the rights of holders of any preferred stock that may be issued, holders of common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors from funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, the holders of our common stock will be entitled to share ratably all assets available for distribution to shareholders after payment of liabilities, subject to prior preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors has authorized 10,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. Our Board of Directors is authorized, without any further action by the shareholders, to provide for the issuance of the unissued shares of preferred stock and to determine the rights, preferences, privileges and restrictions of the unissued preferred stock.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b)(7) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate limits the liability of directors to the company or its stockholders to the full extent permitted by the DGCL.

Certain Statutory Provisions

Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an “Interested Stockholder”), but less than 85% of such shares, may not engage in certain “Business Combinations” with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation’s board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) at or subsequent to such time the Business Combination is approved by the corporation’s board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

Section 203 defines the term “Business Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or a transaction in which the Interested Stockholder receives certain other benefits.

Section 102(b)(3) of the DGCL provides that no stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to him in the certificate of incorporation. Our Certificate does not grant stockholders such preemptive rights. Accordingly, our stockholders do not have preemptive rights to subscribe for additional issuances of common stock or for any security convertible into such stock.

Transfer Agent

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the United States federal income tax considerations relevant to the purchase, ownership and disposition of the notes or our common stock acquired upon conversion of the notes. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986 (the “Code”), United States Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, traders that elect to use mark-to-market accounting, partnerships (or entities treated as partnerships for United States tax purposes), S corporations, tax-exempt organizations, persons holding the notes as part of a straddle, hedge or conversion transaction, persons who have ceased to be United States citizens or resident aliens, and persons with a functional currency other than the United States dollar. Moreover, the effect of any applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the notes (or, as applicable, of shares of our common stock received on conversion of the notes) that is:

(1) a citizen or resident of the United States,

(2) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States or a political subdivision thereof,

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or

(4) a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of the notes other than a partnership (or any entity treated as a partnership for United States tax purposes) who or that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes.

Based on currently applicable authorities, we believe that the notes constitute indebtedness for United States federal income tax purposes. This determination is not, however, binding on the IRS. Persons considering the purchase of a note should consult their own tax advisors as to the foregoing. The remainder of this discussion assumes that the notes will constitute indebtedness for United States federal income tax purposes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Prospective investors are urged to consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

U.S. Holders

Interest

The stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. Such income will be United States-source income.

Market Discount

If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity (generally, the sum of all payments required under the note other than payments of stated interest), then the U.S. Holder will be treated as having purchased the note at a “market discount,” unless the market discount is less than a de minimis amount (one-fourth of one percent of the stated redemption price at maturity of the note times the number of complete years to maturity after the U.S. Holder acquires the note).

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on a note, or any gain realized on the sale, conversion, repurchase, retirement, or other disposition of a note, as ordinary income to the extent of the lesser of (i) the amount of the payment or realized gain or (ii) the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS and, therefore, should only be made in consultation with a tax advisor.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent that the interest expense exceeds the portion of market discount allocable to the days during the taxable year in which the note was held by the taxpayer. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor.

Upon the conversion of a note into cash and common stock, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of the common stock will be treated as ordinary income to the extent of the accrued market discount.

Amortizable Bond Premium

If a U.S. Holder purchases a note for an amount that is greater than the stated redemption price at maturity of the note, then the U.S. Holder will be considered to have purchased the note with “amortizable bond premium.” In general, amortizable bond premium with respect to any convertible debt instrument (such as a note) will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the sum of all amounts payable on the debt instrument other than stated interest. For this purpose only, a U.S. Holder’s tax basis in a convertible debt instrument is reduced by an amount equal to the value of the U.S. Holder’s option to convert the convertible debt instrument for other property (such as our shares of common stock); the value of this option may be determined under any reasonable method. However, in the case of a debt instrument that may be redeemed prior to maturity at the option of the issuer (such as the notes), the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity, if the result would maximize the U.S. Holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, then the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the U.S. Holder’s “adjusted acquisition price,” which is an amount equal to the U.S. Holder’s basis in the debt instrument (as determined under the applicable Treasury regulations), less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than payments of qualified stated interest). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.

A U.S. Holder may elect to amortize bond premium on a debt instrument over the remaining term of the debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies, and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor. In general, a U.S. Holder amortizes bond premium by offsetting the stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to the applicable Treasury Regulations. If the bond premium allocable to an accrual period exceeds the stated interest allocable to such period, the excess is treated by the U.S. Holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. Holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by the U.S. Holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Election to Include All Interest in Income Using a Constant Yield Method

All U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. Because this election will affect how the U.S. Holder treats debt instruments other than the notes, it should be made only in consultation with a tax advisor.

Conversion of Notes

If a U.S. Holder converts a note and we deliver solely cash in satisfaction of our obligation, such cash payment will be treated as a sale of the note by the U.S. Holder as described below under “Sale, Redemption or Other Taxable Disposition of Notes or Common Stock.”

If a U.S. Holder converts a note and we deliver a combination of our common stock and cash (other than cash received solely in lieu of a fractional share of our common stock), the tax treatment to the U.S. Holder is uncertain.

The conversion might be treated as a recapitalization, in which case the U.S. Holder would be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received (other than cash received in lieu of a fractional share and/or cash attributable to accrued but unpaid interest). The U.S. Holder’s tax basis in the common stock received in the conversion (including any basis allocable to a fractional share deemed received) would be equal to such U.S. Holder’s adjusted tax basis in the converted notes, reduced by any cash received in the conversion (other than cash received in lieu of a fractional share and/or cash attributable to accrued but unpaid interest) and increased by any gain recognized on the conversion (other than gain realized as a result of cash received in lieu of a fractional share).

Alternatively, the conversion might be treated as in part a conversion into common stock and in part a payment in redemption of the notes. In that event, the cash payment (other than cash received in lieu of a fractional share and/or cash attributable to accrued but unpaid interest) would be treated as proceeds from a sale of a portion of the note, as described below, under “Sale, Redemption or Other Taxable Disposition of Notes or Common stock.” The U.S. Holder’s adjusted tax basis in the note would be allocated pro rata between the common stock received (including any fractional share treated as received) and the portion of the note that is treated as sold for cash (other than cash received in lieu of a fractional share).

U.S. Holders are urged to consult their tax advisors with respect to the United States federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock will generally be treated as a payment in exchange for the fractional share of common stock treated as received by you rather than as a dividend. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will, subject to the discussion above regarding market discount, result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis allocable to the fractional share. This capital gain or loss will be taxable as described below under “— Sale, Redemption or Other Taxable Disposition of Notes or Common Stock.” Cash received that is attributable to accrued interest not previously included in income will be taxable as ordinary interest income.

The holding period for any common stock received in the conversion (including any fractional share treated as received) will include the holding period for the converted note.

Distributions on Common Stock

Distributions, if any, on our common stock will constitute dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles and will be included in a U.S. Holder’s income as ordinary income as they are paid. Dividends on our common stock paid to certain U.S. Holders (including individuals) may qualify for preferential United States federal income tax rates. To the extent that a U.S. Holder receives distributions on shares of common stock that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s tax basis in the shares of common stock (but not below zero). Any such distributions in excess of the U.S. Holder’s tax basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, dividends paid to U.S. Holders that are corporations will qualify for the dividends-received deduction.

Sale, Redemption or Other Taxable Disposition of Notes or Common Stock

Except as set forth above under “Conversion of Notes,” a U.S. Holder will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of the notes or common stock in an amount equal to the difference between:

(1) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest with respect to a note, which will be taxable as ordinary income to the extent not previously included in income) and

(2) the U.S. Holder’s adjusted tax basis in such note or common stock. A U.S. Holder’s tax basis in a note generally will be the price paid for the note, increased by the amount of any accrued market discount previously included in the U.S. Holder’s income, and decreased by the amount of any amortizable bond premium previously taken into account by the U.S. Holder.

Subject to the discussion above regarding market discount, gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the U.S. Holder for more than one year and otherwise will be a short-term capital gain or loss. Long-term capital gain for non-corporate taxpayers (including individuals) is subject to reduced rates of United States federal income taxation. The deductibility of capital losses is subject to limitations.

Additional Interest

We intend to treat the possibility that we will pay additional interest as described above under “Description of Notes — Registration Rights; Additional Interest” as a remote or incidental contingency, within the meaning of applicable Treasury regulations. In the unlikely event that an additional amount becomes payable, we believe that they will be taxable to a U.S. Holder as ordinary interest income at the time that they are paid or accrued in accordance with such holder’s method of accounting for tax purposes. Our determination that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. Holder unless the U.S. Holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. The IRS, however, may take a different position, which could affect the timing of a U.S. Holder’s income with respect to such additional amounts.

Adjustment of Conversion Price

The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. See “Description of the Notes — Conversion Rights — Conversion Rate Adjustments” and “— Make Whole Upon Fundamental Change.” Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to U.S. Holders holding our notes. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such adjustment would result in dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, if, and to the extent that, it increases the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Holders of notes are advised to consult with their tax advisors with respect to the potential tax consequences of such constructive distributions.

Information Reporting and Backup Withholding

Information reporting requirements apply to certain payments of principal, interest and dividends made to, and to the proceeds of sales by, non-corporate U.S. Holders. Also, certain non-corporate U.S. Holders may be subject to backup withholding on such payments, currently at a gross rate of 28%, where the holder (1) fails to furnish its TIN (taxpayer identification number), which, for an individual, would ordinarily be his or her social security number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or a credit against such U.S. Holder’s federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders

Interest

Subject to the discussion below concerning backup withholding, interest (including additional amounts as described under “U.S. Holders — Additional Interest”) paid to a Non-U.S. Holder will not be subject to United

States federal income or withholding tax, provided that (i) such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and (ii) such Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock, (2) is not a controlled foreign corporation that is related to us through stock ownership, and (3) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY (or successor form), under penalties of perjury, that such certification has been received by it, and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person. If these requirements are not met, a Non-U.S. Holder will be subject to United States withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments.

Distributions on common stock

Dividends paid (and any deemed dividends resulting from certain adjustments or failure to make adjustments to the conversion rate, as discussed above under “U.S. Holders — Adjustment of Conversion Price”) on our common stock to a Non-U.S. Holder generally will be subject to a 30% United States federal withholding tax (or, if applicable, a lower treaty rate) provided that such dividends are not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and certain certification requirements are met.

If a dividend is deemed received by a Non-U.S. Holder and does not include any cash from which we may satisfy our withholding obligations, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Redemption or Other Taxable Disposition of Notes or Common Stock

Subject to the discussion below regarding backup withholding, any gain realized by any Non-U.S. Holder upon the sale, exchange or redemption of a note will not be subject to United States federal income tax, provided that (i) such gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if an income tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), (ii) the Non-U.S. Holder is not an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized and certain other conditions are satisfied and (iii) we are not treated as a United States real property holding corporation for United States federal income tax purposes.

United States Business

Any interest, dividends or gain (including gain recognized as a result of the conversion of the notes) that is effectively connected with a Non-U.S. Holder’s trade or business in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder) will be subject to the graduated tax applicable to U.S. Holders, and with respect to corporate Non-U.S. Holders, may also be subject to an additional branch profits tax at a rate of 30% or a lower rate under an applicable income tax treaty. In addition, any such interest and dividend income will not be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their tax advisors with respect to other United States tax consequences of the ownership and disposition of notes and common stock into which the notes may be converted.

Conversion of the Notes

To the extent that you receive cash upon conversion of a note, you generally would be subject to the rules described under “— Non-U.S. Holders — Sale, Redemption or Other Taxable Disposition of Notes or Common Stock.” Cash attributable to accrued but unpaid interest would generally be taxed as described above under “— Non-U.S. Holders — Interest.”

Information Reporting and Backup Withholding

We are generally required to backup withhold, currently at a gross rate of 28%, on certain payments of principal and interest made to, and to the proceeds of sales by, Non-U.S. Holders. However, this backup withholding tax will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder satisfies the certification requirements described above under “— Interest,” provided that the payor does not have actual knowledge or reason to know that the certification is incorrect and the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the notes and dividend payments on the common stock, in which event the amount of interest or dividends paid and tax withheld (if any) with respect to each Non-U.S. Holder will be reported annually to the IRS.

The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

(1) a “controlled foreign corporation” for United States federal income tax purposes,

(2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business or

(3) a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of a United States trade or business.

In the case of the payment of proceeds from the disposition of notes to or through a Non-United States office of a broker that is a United States related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s federal income tax liability, provided that the requisite procedures are followed.

SELLING SECURITYHOLDERS

We originally issued the notes to Wachovia Capital Markets, LLC and Banc of America Securities LLC, the initial purchasers of the notes, in a private placement in December 2006. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common shares into which the notes are convertible in certain circumstances, pursuant to this prospectus. Our registration of the notes and the common shares issuable, in certain circumstances, upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares. Unless set forth below, none of the selling securityholders has had a position, office or any other material relationship with us, or any of our predecessors or affiliates, within the past three years.

The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of common shares that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to March 23, 2007. The number of common shares issuable upon conversion of the notes shown in the table below represents the maximum number of common shares issuable upon conversion of the notes assuming conversion of the full amount of notes held by each holder at the initial conversion rate of 40.8513 common shares per $1,000 principal amounts of the notes. This conversion rate is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or common shares issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or convert all of the notes and sell all of the common shares issuable upon conversion of the notes offered pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. Because the selling securityholders may offer all or some portion of their notes or the underlying common shares from time to time, we cannot estimate the amount of notes or underlying common shares that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” for further information.

				Other Shares of
				Our Common	Percentage of
			Number of	Stock	Shares of
	Aggregate		Shares of	Beneficially	Common
	Principal		Common Stock	Owned	Stock
	Amount of		Issuable Upon	Before the	Beneficially
	Notes	Percentage of	Conversion of	Offering and	Outstanding
	Beneficially	Notes	the Notes That	Assumed to be	Following the
	Owned That	Outstanding	May be Sold	Owned Following	Offering
Name†	May be Sold	(1)	(2)(3)	the Offering	(4)

AHFP Context	$220,000	—	8,987	—	—
Alcon Laboratories	$124,000	—	5,065	—	—
Altma Fund SICAV PLC in respect of the Grafton Sub Fund	$490,000	—	20,017	—	—
Arlington County Employees Retirement System	$178,000	—	7,271	—	—
British Virgin Islands Social Security Board	$41,000	—	1,674	—	—
CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust	$12,500,000	8.696%	510,641	—	—
CIBC World Markets Corp.†	$1,371,000	—	56,007	—	—

				Other Shares of
				Our Common	Percentage of
			Number of	Stock	Shares of
	Aggregate		Shares of	Beneficially	Common
	Principal		Common Stock	Owned	Stock
	Amount of		Issuable Upon	Before the	Beneficially
	Notes	Percentage of	Conversion of	Offering and	Outstanding
	Beneficially	Notes	the Notes That	Assumed to be	Following the
	Owned That	Outstanding	May be Sold	Owned Following	Offering
Name†	May be Sold	(1)	(2)(3)	the Offering	(4)

Citadel Equity Fund, Ltd.†	$15,000,000	10.435%	612,769	—	1.034%
ClearBridge Asset Management, Inc.†	$7,525,000	5.235%	307,406	—	—
Context Advantage Master Fund, L.P.	$2,060,000	1.433%	84,153	—	—
CNH CA Master Account, L.P.	$250,000	—	10,212	—	—
DBAG London†	$6,864,000	4.775%	280,403	—	—
Finch Tactical Plus Class B	$100,000	—	4,085	—	—
Fore Convertible Master Fund, Ltd.	$2,061,000	1.434%	84,194	—	—
Fore ERISA Fund, Ltd.	$218,000	—	8,905	—	—
Fore Multi-Strategy Master Fund, Ltd.	$394,000	—	16,095	—	—
Grace Convertible Arbitrage Fund, Ltd.	$5,500,000	3.826%	224,682	—	—
Grady Hospital	$34,000	—	1,388	—	—
Highbridge Convertible Arbitrage Master Fund LP	$1,250,000	—	51,064	—	—
Highbridge International LLC	$11,250,000	7.826%	459,577	—
Independence Blue Cross	$187,000	—	7,639	—	—
Institutional Benchmark Series (Master Feeder) Limited in respect of Alcor Series	$110,000	—	4,493	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	$875,000	—	35,744	—	—
Kamunting Street Master Fund, Ltd.	$1,000,000	—	40,851	—	—
KBC Financial Products USA Inc.†	$1,000,000	—	40,851	—	—
LDG Limited	$456,000	—	18,628	—	—
Lyxor/Context Fund, Ltd.†	$410,000	—	16,749	—	—
Man Mac I, Limited	$327,000	—	13,358	—	—
Occidental Petroleum Corporation	$80,000	—	3,268	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	$1,250,000	—	51,064	—	—
Pro Mutual	$224,000	—	9,150	—	—
Putnam Convertible Income — Growth Trust†	$4,000,000	2.783%	163,405	—	—
Quattro Fund Ltd.	$9,500,000	6.609%	388,087	—	—
Quattro Multistrategy Masterfund LP	$875,000	—	35,744	—	—
RCP International Master Fund Limited	$7,500,000	5.217%	306,384	—	—
San Francisco City & County ERS	$351,000	2.442%	14,338	—	—
Silvercreek Limited Partnership	$2,733,000	1.901%	111,646	—	—
Silvercreek II Limited	$1,784,000	1.241%	72,878	—	—
The City University of New York	$35,000	—	1,429	—	—
The Grable Foundation	$20,000	—	817	—	—

				Other Shares of
				Our Common	Percentage of
			Number of	Stock	Shares of
	Aggregate		Shares of	Beneficially	Common
	Principal		Common Stock	Owned	Stock
	Amount of		Issuable Upon	Before the	Beneficially
	Notes	Percentage of	Conversion of	Offering and	Outstanding
	Beneficially	Notes	the Notes That	Assumed to be	Following the
	Owned That	Outstanding	May be Sold	Owned Following	Offering
Name†	May be Sold	(1)	(2)(3)	the Offering	(4)

The Police & Fire Retirement System of the City of Detroit	$138,000	—	5,637	—	—
Topaz Fund†	$4,000,000	2.783%	163,405	—	—
TQA Master Fund, Ltd.	$2,912,000	2.026%	118,958	—	—
TQA Master Plus Fund, Ltd.	$1,672,000	1.163%	68,303	—	—
Tribeca Convertible LP†	$12,750,000	8.870%	520,854	—	—
Trustmark Insurance Company	$88,000	—	3,594	—	—
Vicis Capital Master Fund	$8,000,000	5.565%	326,810	—	—
Wachovia Capital Markets LLC†	$3,188,000	2.218%	130,233	—	—
Worldwide Transactions Limited	$110,000	—	4,493	—	—
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	$960,000	—	39,217	—	—
All other holders of notes or future transferees of such holders(5)	$9,785,000	6.807%	399,729	—	—

†	The selling securityholders identified with a crosshatch have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

(2)	The number of common shares shown in the table above assumes conversion of the full amount of notes, and represents the maximum number of common shares issuable upon conversion of all of the holder’s notes at the initial conversion rate of 40.8513 common shares per $1,000 principal amount of the notes. Because securityholders will, upon conversion, receive cash and not common shares up to the full principal amount of the notes, the numbers of common shares shown in the table above are indicative of value only and not actual common shares issuable. Moreover, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the number of common shares issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid in lieu of a fractional common share upon conversion of the notes.

(3)	Each share is accompanied by a preferred share purchase right pursuant to a rights agreement between Orbital Sciences Corporation and BankBoston N.A., as rights agent.

(4)	Calculated based on Rule 13d-3 of the Exchange Act, using 59,280,756 shares of common stock outstanding as of March 22, 2007. In calculating these percentages for each holder of notes, we also treated as outstanding that number of common shares issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes in calculating these percentages. Based on the 59,280,756 shares of common stock outstanding as of March 22, 2007, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding common shares following the sale of securities in the offering.

(5)	Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any common shares other than the common shares issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or common shares from the selling securityholders in non-sale transfers, may sell the notes and the underlying common shares directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The notes and the underlying common shares may be sold in one or more transactions at:

•	fixed prices that may be changed;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in a variety of transactions, which may involve crosses or block transactions, including the following:

•	on any national securities exchange or quotation service on which the notes or our common shares may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of our common shares;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	through the writing and exercise of options (including the issuance of derivative securities), whether these options or such other derivative securities are listed on an options or other exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing, or by any legally available means.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common shares and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the common shares short and deliver the notes and underlying common shares to close out short positions or loan or pledge the notes or the underlying common shares to broker-dealers or other financial institutions that in turn may sell such securities. Selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of the notes or the underlying common shares or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Selling securityholders may decide not to sell all or a portion of the notes and the underlying common shares offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common shares under this prospectus. In addition, selling securityholders may sell or transfer their notes and common shares issuable upon conversion of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common shares will be the purchase price of the notes or common shares less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common shares into which the notes are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the common shares into which the notes are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

Our common shares are listed on the New York Stock Exchange under the symbol “ORB.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private placement are eligible for trading on The PORTALsm Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTALsm Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the notes or the underlying common shares by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. As a result, each such selling securityholder is an underwriter in connection with the sale of the notes or the common shares issuable upon conversion of the notes covered by this prospectus. Such selling securityholders have informed us that they have purchased their notes in the open market and in the ordinary course of business, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by such securityholders.

The selling securityholders and any other persons participating in the distribution of the notes or underlying common shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common shares to engage in market making activities with respect to the particular notes and underlying common shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common shares and the ability to engage in market making activities with respect to the notes and the underlying common shares.

If required, the specific notes or common shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and the common shares into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common shares, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common shares, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See “Description of Notes — Registration Rights; Additional Interest” above.

LEGAL MATTERS

Hogan & Hartson L.L.P. will pass upon certain legal matters with respect to the notes and the common shares issuable upon conversion of the notes, as well as certain federal income tax matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and registration of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$4,413.13
Accounting Fees and Expenses	$7,500.00
Legal Fees and Expenses	$75,000.00
Printing Expenses	$10,000.00

Total	$96,913.13

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory for present and former directors and officers to the extent such director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding or in the defense of a claim, issue or matter therein.

Our Certificate contains provisions that provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. The Certificate further provides that Orbital shall, to the maximum extent permitted by the DGCL as presently in effect (except for Section 145(f) of the DGCL), indemnify and upon request, advance expenses to, any person who is or was a party or is threatened to be made party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, provided, however, that the Company shall not be required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

The Company has also entered into substantially identical indemnification agreements (the “Indemnification Agreements”) with each of its directors and certain of its officers and senior managers. The Indemnification Agreements, among other things, provide for the indemnification of each indemnitee against all expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the Company or any of its affiliates, or was serving, at the Company’s request, in such capacities with another enterprise. Under the Indemnification Agreements, the indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to the Company’s best interests and, in the case of a criminal action, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Indemnification Agreements do not permit indemnification in an action or suit by or in the right of the Company, where such indemnitee has been adjudged liable to the Company, unless, and only to the extent that, the court in which such action was brought determines that the indemnitee is entitled to be indemnified. The Indemnification Agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Certificate or any agreement or vote of stockholders and that the Certificate may not be amended to adversely affect the rights of the indemnitee.

We have also obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia, on March 26, 2007.

ORBITAL SCIENCES CORPORATION
a Delaware Corporation

By:	/s/ David W. Thompson
David W. Thompson
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David W. Thompson and Susan Herlick, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Act and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Thompson David W. Thompson	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)	March 26, 2007

/s/ James R. Thompson James R. Thompson	Vice Chairman, President and Chief Operating Officer, Director	March 26, 2007

/s/ Garrett E. Pierce Garrett E. Pierce	Vice Chairman and Chief Financial Officer, Director (Principal Financial Officer)	March 26, 2007

/s/ N. Paul Brost N. Paul Brost	Senior Vice President, Finance	March 26, 2007

Signature	Title	Date

/s/ Hollis M. Thompson Hollis M. Thompson	Vice President and Controller (Principal Accounting Officer)	March 26, 2007

/s/ Edward F. Crawley Edward F. Crawley	Director	March 26, 2007

Daniel J. Fink	Director

/s/ Lennard A. Fisk Lennard A. Fisk	Director	March 26, 2007

/s/ Robert M. Hanisee Robert M. Hanisee	Director	March 26, 2007

/s/ Robert J. Hermann Robert J. Hermann	Director	March 26, 2007

/s/ Ronald T. Kadish Ronald T. Kadish	Director	March 26, 2007

Janice I. Obuchowski	Director

/s/ James G. Roche James G. Roche	Director	March 26, 2007

/s/ Frank L. Salizzoni Frank L. Salizzoni	Director	March 26, 2007

/s/ Harrison H. Schmitt Harrison H. Schmitt	Director	March 26, 2007

/s/ Scott L. Webster Scott L. Webster	Director	March 26, 2007

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File Number 33-33453) filed on February 9, 1990 and effective on April 24, 1990).
4.2	Indenture dated as of December 13, 2006, by and between Orbital Sciences Corporation and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 13, 2006).
4.3	Form of 2.4375% Convertible Senior Subordinated Note due 2027 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 13, 2006).
4.4	Registration Rights Agreement dated as of December 13, 2006, by and among Orbital Sciences Corporation, Wachovia Capital Markets, LLC and Banc of America Securities LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 13, 2006).
4.5	Rights Agreement dated as of October 22, 1998, by and between Orbital Sciences Corporation and BankBoston N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Report on Form 8-A filed on November 2, 1998).
4.6	Form of Rights Certificate (incorporated by reference to Exhibit 3 to the Company’s Report on Form 8-A filed on November 2, 1998).
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered.
8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.
12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges for the Year Ended December 31, 2006.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).
24.1	Power of Attorney (included on the Signature Page of this Registration Statement).
25.1	Statement of Eligibility of Trustee on Form T-1.